Williams & Webster, P.S.

Certified Public Accountants & Business Consultants

August 20, 2008

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549-7561

Re: EYI Industries, Inc.
    Commission File Number 000-29803

Dear Sirs:

We have read Item 4.01 of EYI Industries, Inc.'s Form 8K/A dated June 16, 2008 and have the following comments:

1. We agree with the statements made in the first and third paragraphs.

2. We do not agree with the third paragraph. Williams and Webster did not audit the Company financial statements at December 31, 2007.

Sincerely,

/s/ Williams and Webster, P.S.

Williams and Webster, P.S.
Certified Public Accountants
Spokane, Washington